UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2015

AGENUS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-674-4400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 17, 2015, C. Evan Ballantyne became the Chief Financial Officer of Agenus Inc. (the “Company” or “Agenus”).

Mr. Ballantyne, 56, brings more than 30 years of financial and operations experience to Agenus. Most recently, Mr. Ballantyne served as the Chief Financial Officer at Synthetic Biologics, Inc., a publicly-traded biotechnology company, from February 2012 to May 2015. From August 2006 to April 2011, Mr. Ballantyne served as the Executive Vice President and Chief Financial Officer at Clinical Data, Inc., a publicly-traded biopharmaceutical company that was acquired by Forest Laboratories, Inc. for $1.3 billion. Mr. Ballantyne has also served as the Chief Financial Officer at a number of private medical technology companies, including Avedro, Inc. and ZymeQuest, Inc. Earlier in his career, he served as Vice President and Chief Operating Officer for ACNielsen Corporation - Europe Middle East & Africa, and he held the Chief Financial Officer position there as well for two years. He began his career at The Dun & Bradstreet Corporation where he held several senior financial positions. Mr. Ballantyne earned a B.A. from the University of Western Ontario, and took a post-graduate degree in Business Administration with Honors from the University of Windsor.

There are no relationships or related party transactions involving Mr. Ballantyne or any member of his immediate family required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to an offer letter dated as of June 8, 2015 (the “Offer Letter”), Mr. Ballantyne will report to the Company’s Chief Executive Officer, and the Company will pay Mr. Ballantyne an annual base salary of $350,000. Mr. Ballantyne will be eligible to participate in the Company’s 2004 Executive Incentive Plan, as amended, with a target bonus of 40% of his base salary. Pursuant to the Offer Letter, the Company also granted Mr. Ballantyne, effective as of his first day of employment with the Company (the “Grant Date”), a nonqualified option to purchase 150,000 shares of the Company’s common stock with a 10-year term and an exercise price equal to the closing price of the Company’s common stock on the Grant Date (the “Inducement Grant”). The Company’s Board of Directors, including all of its independent directors, approved the Inducement Grant in accordance with NASDAQ Listing Rule 5635(c)(4). The Inducement Grant will vest 25% on each of the one-year, two-year, three-year and four-year anniversaries of the Grant Date, subject to Mr. Ballantyne’s continued employment with the Company through each such vesting date.

Pursuant to the Offer Letter, Mr. Ballantyne will also be entitled to benefits under the Company’s Executive Change in Control Plan (the “CIC Plan”). In accordance with the terms of the CIC Plan, upon a change of control (as defined in the CIC Plan), 50% of Mr. Ballentyne’s outstanding unvested stock options would vest and become exercisable and 50% of any shares of restricted stock would no longer be subject to forfeiture. If a change of control occurs and, within 18 months, either Mr. Ballantyne’s employment is terminated without cause or he terminates his employment for good reason (as defined in the CIC Plan), he is entitled to receive (i) a lump sum payment of 12 months of base salary plus 100% of the higher of his target incentive bonus for that year or his last actual incentive bonus, (ii) coverage under the Company’s medical and dental plans for 12 months following the date of termination, (iii) a lump sum payment of $10,000 for outplacement assistance, (iv) a gross-up for any taxes with respect to such outplacement assistance payment and (v) 100% acceleration of vesting of all unvested stock options and unvested restricted stock. In exchange for the benefits received under the CIC Plan, Mr. Ballantyne would be subject to non-competition and non-solicitation restrictions for the longer of 12 months or the period during which he receives post-termination payments from the Company.

In connection with Mr. Ballantyne’s appointment, the Company’s Board of Directors designated Mr. Ballantyne, effective as of his first day of employment, as an “executive officer” of the Company, as such term is defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as an “officer” of the Company, as such term is defined under Rule 16a-1(f) of the Exchange Act, and as the Company’s Principal Financial Officer.  Christine Klaskin, the Company’s Vice President, Finance, will remain the Company’s Principal Accounting Officer.

The foregoing summary of the Offer Letter is qualified in its entirety by reference to the text of the Offer Letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On June 17, 2015, the Company issued a press release announcing the appointment of Mr. Ballantyne as the Company’s Chief Financial Officer and the Inducement Grant. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1	Agreement by and between Agenus Inc. and C. Evan Ballantyne dated June 8, 2015.

99.1	Press Release dated June 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 17, 2015	AGENUS INC.

		By:	/s/ Garo H. Armen
Garo H. Armen
Chairman and CEO

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Agreement by and between Agenus Inc. and C. Evan Ballantyne dated June 8, 2015.

99.1	Press Release dated June 17, 2015.